                                                                EXHIBIT 10(c)


                   REPRESENTATION REGARDING REASONABLENESS OF
                     AGGREGATE CERTIFICATE FEES AND CHARGES



         Equitable represents that the fees and charges deducted under the Certificates described in this Registration Statement, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred, and the risks assumed by Equitable under the Certificates. Equitable bases its representation on its assessment of all of the facts and circumstances, including such relevant factors as: the nature and extent of such services, expenses and risks, the need for Equitable to earn a profit, the degree to which the Certificates include innovative features, and regulatory standards for the grant of exemptive relief under the Investment Company Act of 1940 used prior to October 1996, including the range of industry practice.